AMENDED AND RESTATED LETTER OF INTENT

TO LICENSE GIGABYTE SLAYER SOFTWARE

This Preliminary Letter of Intent is entered into this 26 day of October, 2017 by and among Soft Tech Development Corporation, and related entities (collectively, the “Licensor”) and Webstar Technology Group, Inc., a Wyoming corporation (collectively, the “Licensee”).

WHEREAS, Soft Tech Development Corporation, a Florida corporation, is formed for the purposes of, and is actively engaged in, the development of software to be licensed to businesses in various industries, and is located at 4231 Walnut Bend, Jacksonville, FL 32257 (the “Company”);

WHEREAS, the Licensor desires to License to the Licensee upon the terms and conditions set forth in the Letter of Intent entered into on June 12, 2016 (the “Letter of Intent”), and the Licensee desires to license from the Licensor, the exclusive software operating rights for the patented software known as “Gigabyte Slayer Software” (the “Transaction”) as provided for in this Letter of Intent.

WHEREAS, The parties desire to amend and restate the Letter of Intent as set forth below.

NOW, THEREFORE, the parties hereby agree as follows:

1. License, Right of First Refusal. On the Closing Date, subject to the terms and conditions of this Agreement, the parities hereby agree to enter into a license agreement whereby the License shall license from the Licensor, the exclusive world-wide right and license to develop, support, manage, market, sell and sublicense the Gigabyte Slayer Software (the “License” or “License Agreement”). In addition, the License Agreement will include a clause that provides that if at any time during the term of the license, Licensor develops or creates a software solution that it seeks to commercialize by way of marketing, selling or licensing to a third party (the “Future Software Products”), Licensor must first offer the Future Software Products to the Company on the same terms that Licensor seeks from a third party. Should the Company be unwilling or unable to enter into an agreement with the Licensor to purchase or license the Future Software Products within 60 days from receipt of written notice of the offer from Licensor, then Licensor may sell or license the Future Software Products to a third party upon the same terms and conditions offered by Licensor to the Company.

2. License Fees. The license fee shall be (i) Six Hundred Seventy-Five Thousand ($675,000) Dollars payable at Closing plus (ii) a recurring license fee in an amount equal to Twelve percent (12%) of the gross amount of monies as agreed or cash equivalent or other consideration which is paid by an unrelated third party to Licensee for the use of the Gigabyte Slayer Software. Licensor agrees that in the event that Licensee raises less than $10,000,000 in its planned public offering, it will defer payment of the cash portion of the License Fees until the cash flow of the Licensee reasonably permits it to make such payment. Such payment may be deferred up to twelve (12) months after the date of the license agreement to be entered into between Licensor and Licensee.

3. Mechanism for Transaction and Delivery of License. It is anticipated that the Licensee’s license of the License will be effectuated by payment as stated above.

4. Conditions to Closing. At the Closing, the parties agree to deliver and execute mutually acceptable documents requested by the parties and their respective counsel, which shall include, without limitation, the following:

a.	License Agreement. A license agreement incorporating the terms of this Letter of Intent.

b.	Transfer of Cash: Documents confirming the transfer of the cash to the Licensor as provided for in Section 2.

c.	Board Resolutions. Resolutions approving the transaction for each of the Board of Directors of the Licensor and Licensee.

d.	Consents. Any required consents to this transaction.

e.	Due Diligence. Satisfactory results of due diligence by the Parties.

5. The Closing Date. The Closing Date shall be no later than (90) days after (i) the effective date of a registration statement filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) or (ii) such earlier date that the Company consummates a merger with or into a company whose securities are registered with the SEC under the Securities Act of 1933, as amended and which results in either of (i) or (ii) at least $3,000,000 of gross proceeds to the Company (the “Public Offering Date”).

6. Exclusive Dealing. The Licensor represents and warrants to the Licensee that there is no existing agreement, understanding, letter of intent, or other commitment or arrangement of any kind between the Licensor and any other person, corporation, or other entity concerning the sale or other disposition related to the Gigabyte Slayer Software.

7. Entire Agreement. The Letter of Intent constitutes the entire agreement between the Parties and supersedes all prior oral or written agreements, understandings, representations, warranties, and courses of conduct and dealing between the Parties on the subject matter hereof. Except as otherwise provided herein, this Letter of Intent may be amended or modified only in writing executed by all of the Parties.

8. Termination. This Letter of Intent will terminate automatically three hundred sixty-five (365) days after the Public Offering Date and may be terminated earlier upon written notice by either Party to the other Party unilaterally, for any reason or for no reason, with or without cause, at any time. Upon termination, the parties will have no further obligations hereunder except as stated in Paragraphs 9 and 11, which will survive any such termination.

9. Governing Law. This Letter of Intent will be governed by and construed under the laws of Florida without giving effect to any choice-of-law or conflict-of-law provision or rule that would require the application of any other law.

10. Counterparts. This letter may be executed in one or more counterpart copies, each of which will be deemed to be an original copy hereof, and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this letter and of signature pages by facsimile transmission or electronically in portable document format (PDF) shall constitute effective execution and delivery hereof as to the Parties and may be used in lieu of the original letter for all purposes. Signatures of the Parties transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

11. No Liability. The provisions of this Letter of Intent are intended only as an expression of intent on behalf of Parties; are not intended to be legally binding on Parties and are expressly subject to the execution of the Transaction. Moreover, no past or future action, or failure to act relating to the Transaction or relating to the negotiation of the terms of the Transaction, will give rise to or serve as a basis for any obligation or other liability on the part of any Parties.

Agreed to and accepted this 26 day of October, 2017

For the Licensor:		For the Licensee:

Soft Tech Development Corporation		Webstar Technology Group, Inc.

By:	/s/ James Owens	By:	/s/ Joseph P. Stingone, Sr.
	James Owens, Chief Executive Officer		Joseph P. Stingone, Sr., Chief Executive Officer